Exhibit 99.1

Press Release

BayCom Corp Reports 2021 Third Quarter Earnings of $5.4 Million

WALNUT CREEK, CA, October 21, 2021--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.4 million, or $0.51 per diluted share, for the third quarter of 2021, compared to earnings of $5.3 million, or $0.49 per diluted share, for the second quarter of 2021 and $3.2 million, or $0.27 per diluted share, for the third quarter of 2020. Net income for the third quarter of 2021 compared to the prior quarter increased $104,000, or 2.0%, primarily as a result of a $1.6 million increase in noninterest income, partially offset by a $984,000 change in the provision for loan losses, related to a $477,000 provision for loan losses recorded in the current quarter compared to a $507,000 reversal of the provision for loan losses recorded in the prior quarter, and a $471,000 increase in noninterest expense.

Net income increased $6.1 million, or 66.0% to $15.3 million, or $1.39 per diluted common share, for the nine months ended September 30, 2021, compared to $9.2 million, or $0.76 per diluted common share, for the nine months ended September 30, 2020. The increase in net income was the result of an $8.4 million decrease in the provision for loan losses, a $3.0 million increase in noninterest income and a $3.2 million decrease in noninterest expense, partially offset by a $6.4 million decrease in net interest income and a $2.2 million increase in provision for income taxes. A reversal of the provision for loan losses of $30,000 was recorded during the first nine months of 2021 following continued improvements in the economic forecast at September 30, 2021, partially offset by an increase in new loan production, as compared to a provision for loan losses of $8.4 million during the same nine-month period last year when the COVID-19 pandemic significantly impacted economic conditions. The increase in noninterest income was related to increases in gain on sale of loans of $2.7 million, and income from an investment in a Small Business Investment Company (“SBIC”) fund of $798,000, partially offset by a decrease in loan servicing and other fees of $426,000. Noninterest expense during the nine months ended September 30, 2021, did not include any acquisition-related expenses compared to the same period last year which included $3.0 million of acquisition-related expenses for the acquisition of Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank.

Proposed Acquisition of Pacific Enterprise Bancorp

On September 7, 2021, the Company entered into a definitive agreement with Pacific Enterprise Bancorp (“PEB”), which is headquartered in Irvine, California. Pursuant to the merger agreement PEB will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately after the merger, Pacific Enterprise Bank, a California state-chartered bank and wholly owned subsidiary of PEB, will merge with and into the Bank, with the Bank as the surviving bank. The transaction was approved and adopted by the Board of Directors of each company and is expected to be completed in the first calendar quarter of 2022, subject to customary closing conditions, regulatory approval, and approval of the Company’s and PEB’s shareholders.

Under the terms of the merger agreement, holders of PEB common stock will receive 1.0292 shares of Company common stock for each share of PEB common stock. The aggregate consideration was valued at approximately $53.1 million based on the closing price of the Company’s common stock of $17.28 on September 3, 2021. The total value of the transaction will fluctuate until closing based on the value of the Company’s common stock price. Upon consummation of the transaction, the shareholders of PEB will own approximately 22.2% of the Company.

George Guarini, President and Chief Executive Officer, commented, “Our third quarter of 2021 financial results have continued the positive trend that began last quarter. We are encouraged by the improving level of business activity in our markets and our loan pipeline is strong going into the fourth quarter. On the acquisition front, we are looking forward to closing our merger with Pacific Enterprise Bank early in the first quarter of 2022 and we continue to believe in our focus on growth through strategic acquisitions as it permits us to diversify our loan portfolio with seasoned loans, expand our market areas and retain local lending personnel and credit administration personnel to manage client relationships. We believe our overall credit quality metrics remain strong because of this approach.”

BayCom’s Response to COVID-19

Loan Programs. During the third quarter of 2021, the Bank continued its participation in the initial Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) which ended August 8, 2020, by processing applications for PPP loan forgiveness. As of September 30, 2021, the Bank has received SBA forgiveness for 1,291 PPP loans totaling $121.5 million out of the $140.2 million in PPP loans funded during the first PPP program. As of September 30, 2021, the Bank has received SBA forgiveness for 75 PPP loans totaling $22.2 million out of the 771 PPP loans totaling $116.7 million funded during the second PPP program, which concluded on May 31, 2021.  As of September 30, 2021, there was a total of 764 PPP loans outstanding totaling $113.2 million, compared to $150.4 million at June 30, 2021 and $140.2 million at September 30, 2020.

Loan Modifications and the Allowance for Loan Losses. As of September 30, 2021, no loan was subject to a payment forbearance agreement, compared to one loan totaling $3.9 million at June 30, 2021, and 55 loans totaling $78.1 million at September 30, 2020.

Third Quarter Performance Highlights:

●	Annualized net interest margin was 3.17% for the current quarter, compared to 3.29% in the preceding quarter and 3.59% in the same quarter a year ago.
●	Annualized return on average assets was 0.92% for both the current quarter and preceding quarter, compared to 0.58% in the same quarter a year ago.
●	Assets totaled $2.4 billion at September 30, 2021, compared to $2.3 billion at both June 30 2021 and September 30, 2020.
●	Loans, net of deferred fees, totaled $1.6 billion at both September 30, 2021 and June 30, 2021, compared to $1.7 billion at September 30, 2020.
●	Nonperforming loans, totaled $8.3 million or 0.50% of total loans at September 30, 2021, compared to $8.7 million or 0.55% of total loans, at June 30, 2021, and $7.6 million or 0.45% of total loans at September 30, 2020.
●	The allowance for loan losses totaled $17.3 million, or 1.05% of total loans outstanding, at September 30, 2021, compared to $17.0 million, or 1.07% of total loans outstanding, at June 30, 2021, and $15.8 million, or 0.93% of total loans outstanding, at September 30, 2020. A $477,000 provision for loan losses was recorded during the current quarter compared to $507,000 reversal of provision for losses in the preceding quarter, and $2.3 million provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.0 billion at both September 30, 2021, and June 30, 2021, and $1.9 billion at September 30, 2020. At September 30, 2021, noninterest bearing deposits totaled $733.1 million or 36.5% of total deposits, compared to $727.7 million or 36.8% of total deposits at June 30, 2021, and $713.3 million or 37.4% of total deposits at September 30, 2020.
●	The Company repurchased 23,466 shares of common stock at an average cost of $18.16 per share during the third quarter of 2021, compared to 488,020 shares of common stock repurchased at an average cost of $18.10 per share during the second quarter of 2021, and 58,648 shares repurchased at an average cost of $11.66 per share during the same period in 2020.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2021.

Earnings

Net interest income decreased $40,000, or 0.2%, to $17.7 million for the third quarter of 2021 from $17.8 million in the preceding quarter and decreased $1.3 million, or 6.6%, from $19.0 million in the same quarter a year ago. The decrease in net interest income was primarily related to the continued low interest rate environment’s impact on adjustable rate instruments, coupled with lower average loan balances if PPP loans are excluded. Average interest earning assets increased $48.9 million, or 2.3%, for the three months ended September 30, 2021 compared to the prior quarter primarily due to increases in average loans receivable partially offset by decreases in both average cash and cash equivalents and investment securities, and as compared to the third quarter of 2020, increased $122.6 million, or 5.85%, largely due to an increase in average cash and cash equivalents primarily a result of loan repayments and an increase in total deposits, which exceeded the funds required for loan originations and used for purchases of investment securities. Average yield on interest earning assets for the three months ended September 30, 2021 was 3.57%, compared to 3.69% for the second quarter of 2021 and 4.01% the third quarter of 2020. The average rate paid on interest bearing liabilities for the three months ended September 30, 2021 was 0.66%, compared to 0.68% for the second quarter of 2021 and 0.70% the third quarter of 2020.

Interest income on loans, including fees, decreased $252,000, or 1.3%, during the three months ended September 30, 2021, compared to the prior quarter primarily due to a 21 basis point decline in yield on loans partially offset by a $33.4 million increase in the average loan balance. The average yield on loans, including the accretion of the net discount for the third quarter of 2021 and PPP fees, was 4.50%, compared to 4.71% for the second quarter of 2021 and 4.64% for the same quarter last year. Interest income on loans, including fees, decreased $1.7 million, or 8.4%, during the three months ended September 30, 2021, compared to the same period in 2020 primarily due to a $93.7 million decrease in average loan balance and a 14 basis point decline in the average yield on loans. The decrease in the average loans outstanding for the current nine-month period compared to the same period in 2020 was primarily related to the SBA’s forgiveness of PPP loans.

Interest income on loans included $338,000, $363,000 and $824,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively. The balance of the net discount on these acquired loans totaled $2.3 million, $2.3 million, and $4.1 million at September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Interest income also included $1.1 million in fees earned related to PPP loans in the quarter ended September 30, 2021, compared to $1.5 million in previous quarter and $594,000 during the same quarter in 2020. As of September 30, 2021, total unrecognized fees on PPP loans were $4.0 million.

Annualized net interest margin was 3.17% for the third quarter of 2021, compared to 3.29% for the preceding quarter and 3.59% for third quarter of 2020. During the quarter, the low interest rate environment continued to put downward pressure on adjustable rate instruments which adversely affected net interest margin, compared to the same quarter a year ago. The average yield on PPP loans was 4.52%, including the recognition of deferred fees, resulting in a positive impact to the net interest margin of eight basis points during the quarter ended September 30, 2021, compared to an average yield of 4.74% with a positive impact to the net interest margin of eight basis points during the previous quarter, and an average yield of 2.75% with a negative impact to the net interest margin of 14 basis points during the same quarter in 2020. The accretion of the net discount on acquired loans increased the average yield on loans by seven basis points during the third quarter of 2021, compared to nine and 19 basis point increases during the second quarter of 2021 and the third quarter of 2020, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines.

The average cost of funds for the third quarter of 2021 was 0.66%, compared to 0.68% for the second quarter of 2021 and 0.70% for the third quarter of 2020. The decrease in our cost of funds during the third quarter of 2021, compared to the prior quarter and the third quarter of 2020, primarily was due to lower interest rates paid on deposits, partially offset by an increase in interest expense associated with subordinated debt issued in the third quarter of 2020. The average cost of total deposits for both the third and second quarter of 2021 was 0.25%, compared to 0.36% for the third quarter of 2020. The average balance of noninterest bearing deposits increased $9.2 million, or 1.27%, to $734.6 million for the nine months ended September 30, 2021, compared to $725.4 million for the previous quarter and increased $22.2 million, or 3.12%, from $712.4 million for the same period in 2020.

Based on our review of the allowance for loan losses at September 30, 2021, the Company recorded a $477,000 provision for loan losses for the third quarter of 2021, compared to a reversal of provision of $507,000 in the preceding quarter and a $2.3 million provision for loan losses in the third quarter a year ago. The provision for loan losses recorded in the third quarter related primarily to new loan production. The reversal of the provision for loan losses recorded in the preceding quarter was primarily due to an adjustment to the qualitative factors utilized to calculate the allowance for loan losses resulting from improvements in the economic forecast.

Noninterest income for the third quarter of 2021 increased $1.6 million, or 63.4%, to $4.0 million compared to $2.5 million in the previous quarter and increased $2.2 million, or 119.2%, compared to $1.8 million for the same quarter in 2020. The increase in noninterest income for the current quarter compared to the previous quarter was primarily due to a $1.2 million increase in gain on sale of loans, primarily due to an increase in volume of loans sold this quarter, and a $294,000 increase in income from our SBIC investment. The increase in noninterest income for the current quarter compared to the same period in 2020 was primarily due to a $2.0 million increase in gain on sale of loans and a $338,000 increase in income from our investment in SBIC fund, partially offset by a $150,000 decrease in loan servicing fees and other fees.

Noninterest expense for the third quarter of 2021 increased $471,000, or 3.5%, to $13.9 million compared to $13.4 million for the second quarter in 2021 and decreased $276,000, or 1.9%, compared to $14.2 million for the same quarter in 2020. The increase in noninterest expense for the third quarter of 2021 compared to the previous quarter primarily was the result of a $213,000 or 16.8% increase in data processing expense related primarily to higher transaction volumes reflecting increased business activity this quarter as Covid-19 restrictions have been lifted in our market areas. Other expenses increased $109,000 or 5.0% during the third of 2021 compared to the previous quarter primarily due to increase in other miscellaneous expenses reflecting increasing costs generally. Noninterest expenses for the third quarter of 2021 decreased $276,000 or 1.9% compared to the third quarter of 2020 primarily due to $319,000, or 3.8% decrease in salaries and employee benefits expense as a result of overall lower staff combined with a $160,000, or 9.7% decrease in data processing expense, partially offset by a $196,000, or 11.2% increase in occupancy and equipment expense primarily as a result of normal increases in rent.

The provision for income taxes decreased $45,000 to $2.0 million for the third quarter of 2021, compared to the second quarter of 2021, and increased $845,000 to $1.1 million compared to the third quarter of 2020. The decrease in income tax provision in the third quarter of 2021 compared to the prior quarter was due to a decrease in the effective tax rate related to increased tax exempt income. The increase in income tax provision in the current quarter compared to the same quarter of 2020 was due primarily to an increase in taxable income. The effective tax rate for the third quarter of 2021 was 26.8% compared to 27.6% for the second quarter of 2021 and 25.9% for the same quarter a year ago.

Loans and Credit Quality

Loans, net of deferred fees, increase $48.2 million to $1.6 billion at September 30, 2021, compared to June 30, 2021, and decreased $53.3 million compared to September 30, 2020. The increase in loans at September 30, 2021 compared to June 30, 2021, was primarily due to loan originations totaling $157.1 million, partially offset by loan repayments totaling $51.4 million including $37.2 million in PPP loan forgiveness and $20.3 million in loan sales.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $8.3 million or  0.50% of total loans at September 30, 2021, compared to $8.7 million or 0.54% of total loans at June 30, 2021, and $7.6 million or 0.45% of total loans at September 30, 2020. At both September 30, 2021 and June 30, 2021, nonaccrual loans guaranteed by government agencies totaled $885,000, compared to $1.2 million at September 30, 2020. There was one loan totaling $1.0 million that was 90 days or more past due and still accruing at September 30, 2021, compared to none at both June 30, 2021 and September 30, 2020. Accruing loans past due between 30 and 89 days at September 30, 2021, were $10.0 million, compared to $66,000 at June 30, and $1.2 million at September 30, 2020. At September 30, 2021 past due loans between 30 and 89 days primarily comprised of two matured loans which were in process of renewal.

At September 30, 2021, the Company’s allowance for loan losses was $17.3 million, or 1.05% of total loans, compared to $17.0 million, or 1.07% of total loans, at June 30, 2021, and $15.8 million, or 0.93% of total loans, at September 30, 2020.

Net charge-off of $177,000 were recorded for the third quarter of 2021, compared to net recoveries $7,000 in the previous quarter and $7,000 of net charge-offs during the same quarter in 2020.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of September 30, 2021, acquired loans, net of their discounts, totaled $55.2 million and the remaining net discount on these acquired loans was $2.2 million, compared to $59.3 million of acquired loans and $2.3 million of net discounts at June 30, 2021, and $240.0 million of acquired loans and $4.1 million of net discounts at September 30, 2020.

Deposits and Borrowings

Deposits totaled $2.0 billion at both September 30, 2021 and June 30, 2021, compared to $1.9 billion at September 30, 2020. At September 30, 2021, noninterest bearing deposits totaled $733.1 million or 36.5% of total deposits, compared to $727.7 million or 36.8% of total deposits at June 30, 2021, and $713.3 million or 37.4% at September 30, 2020.

At both September 30, 2021 and June 30, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.4 million compared to $8.3 million at September 30, 2020. At both September 30, 2021 and June 30, 2021, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.5 million.

At both September 30, 2021, and June 30, 2021, the Company had no other borrowings outstanding, compared to $10.0 million of FHLB advances outstanding at September 30, 2020.

Shareholders’ Equity

Shareholders’ equity totaled $257.3 million at September 30, 2021, compared to $252.5 million at June 30, 2021, and $255.3 million at September 30, 2020. The increase in shareholders’ equity between each period was primarily due to net income, partially offset by the repurchase of common stock. At September 30, 2021, 657 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the effect of the COVID-19 pandemic on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity; future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

Further, statements about the potential effects of the proposed acquisition of Pacific Enterprise Bank on our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the possibility that expected revenues, cost savings, synergies and other benefits from the proposed merger might not be realized within the expected time frames or at all including but not limited to customer and employee retention, and costs or difficulties relating to integration matters, might be greater than expected including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which BayCom and PEB operate; the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve; the failure to attract new customers and retain existing customers in the manner anticipated; reputational risks and the potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the Merger; BayCom’s or PEB’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; the diversion of managements' attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise; changes in BayCom’s or PEB’s stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; changes in interest rates which may affect BayCom’s and PEB’s expected revenues, credit quality deterioration, reductions in real estate values, or reductions in BayCom’s and PEB’s net income, cash flows or the market value of assets, including its investment securities; each of BayCom’s and PEB’s potential exposure to unknown or contingent liabilities of the other party; dilution caused by BayCom’s issuance of additional shares of BayCom common stock in connection with the proposed merger; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; future acquisitions by BayCom of other depository institutions or lines of business; and that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm BayCom’s or PEB’s business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Additional Information about the Merger and Where to Find It.

In connection with the proposed merger, the Company filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of BayCom and PEB and a prospectus of BayCom, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PEB AND THE PROPOSED MERGER. The joint proxy statement/prospectus will be sent to the shareholders of PEB and BayCom seeking the required shareholder approvals. Investors and security holders may obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. These documents, when available, also can be obtained free of charge by accessing the Company’s website at www.unitedbusinessbank.com under the tab “Investor Information” and then under “Documents”. Alternatively, these documents, when filed with the SEC by the Company, can be obtained free of charge by directing a written request to BayCom Corp., 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596, Attn: Agnes Chiu or by calling (925) 476-1843.

The Company, PEB and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BayCom and PEB in connection with the proposed transaction. Information about the Company’s participants may be found in the definitive proxy statement of the Company filed with the SEC on April 29, 2021, and information about PEB’s participants and additional information regarding the interests of these participants is included in the joint proxy statement/prospectus regarding the proposed transaction.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Interest income
Loans, including fees	$18,451	$18,703	$20,136	$56,348	$62,511
Investment securities and interest bearing deposits in banks	1,275	1,051	875	3,193	3,400
FHLB dividends	125	122	95	346	274
FRB dividends	112	117	117	341	339
Total interest and dividend income	19,963	19,993	21,223	60,228	66,524
Interest expense
Deposits	1,240	1,228	1,562	3,674	5,564
Subordinated debt	896	896	600	2,686	818
Other borrowings	85	87	56	261	150
Total interest expense	2,221	2,211	2,218	6,621	6,532
Net interest income	17,742	17,782	19,005	53,607	59,992
Provision for (reversal of) loan losses	477	(507)	2,293	(30)	8,404
Net interest income after provision for ( reversal of) loan losses	17,265	18,289	16,712	53,637	51,588
Noninterest income
Gain on sale of loans	2,176	953	176	3,705	1,030
Service charges and other fees	611	604	648	1,819	1,963
Loan servicing fees and other fees	458	436	608	1,423	1,849
(Loss)/gain on sale of premises	—	—	(25)	12	(25)
Income on investment in SBIC fund	526	232	188	1,021	223
Other income and fees	236	228	233	719	668
Total noninterest income	4,007	2,453	1,828	8,699	5,708
Noninterest expense
Salaries and employee benefits	8,163	8,109	8,482	25,158	25,442
Occupancy and equipment	1,945	1,850	1,749	5,610	5,334
Data processing	1,482	1,269	1,642	4,235	6,716
Other expense	2,290	2,181	2,283	6,371	7,118
Total noninterest expense	13,880	13,409	14,156	41,374	44,610
Income before provision for income taxes	7,392	7,333	4,384	20,962	12,686
Provision for income taxes	1,980	2,025	1,135	5,709	3,500
Net income	$5,412	$5,308	$3,249	$15,253	$9,186

Net income per common share:
Basic	$0.51	$0.49	$0.27	$1.39	$0.76
Diluted	0.51	0.49	0.27	1.39	0.76

Weighted average shares used to compute net income per common share:
Basic	10,692,781	10,893,371	11,865,058	10,949,286	12,078,407
Diluted	10,692,781	10,893,371	11,865,058	10,949,286	12,078,407

Comprehensive income
Net income	$5,412	$5,308	$3,249	$15,253	$9,186
Other comprehensive income:
Change in unrealized (loss) gain on available-for-sale securities	(830)	1,649	(13)	(282)	2,288
Deferred tax benefit (expense)	239	(478)	4	77	(659)
Other comprehensive (loss) income, net of tax	(591)	1,171	(9)	(205)	1,629
Comprehensive income	$4,821	$6,479	$3,240	$15,048	$10,815

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At September 30, 2021, June 30, 2021, September 30, 2020

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2021	2021	2020
Assets
Cash and due from banks	$28,744	$30,144	$31,106
Federal funds sold	415,714	438,549	288,729
Cash and cash equivalents	444,458	468,693	319,835
Interest bearing deposits in banks	4,083	5,726	8,714
Investment securities available-for-sale	142,315	137,463	113,708
Federal Home Loan Bank ("FHLB") stock, at par	8,385	8,385	7,737
Federal Reserve Bank ("FRB") stock, at par	7,640	7,629	7,594
Loans held for sale	11,221	7,335	12,044
Loans, net of deferred fees	1,640,836	1,592,621	1,694,095
Allowance for loans losses	(17,300)	(17,000)	(15,800)
Premises and equipment, net	14,580	14,747	15,623
Other real estate owned ("OREO")	21	186	296
Core deposit intangible	6,942	7,395	8,755
Cash surrender value of bank owned life insurance policies, net	21,422	21,250	20,745
Right-of-use assets	11,113	11,902	13,061
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	29,262	29,302	26,486
Total Assets	$2,363,816	$2,334,472	$2,271,731

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$733,101	$727,663	$713,328
Interest bearing deposits
Transaction accounts and savings	891,408	890,496	822,979
Premium money market	162,279	134,091	122,040
Time deposits	220,963	225,988	250,299
Total deposits	2,007,751	1,978,238	1,908,646
Other borrowings	—	—	10,000
Junior subordinated deferrable interest debentures, net	8,383	8,363	8,302
Subordinated debt, net	63,499	63,457	63,340
Salary continuation plans	4,286	4,184	3,923
Lease liabilities	11,668	12,448	13,358
Interest payable and other liabilities	10,959	15,233	8,813
Total liabilities	2,106,546	2,081,923	2,016,382

Shareholders’ Equity
Common stock, no par value	157,160	157,261	174,644
Retained earnings	97,618	92,205	77,825
Accumulated other comprehensive income, net of tax	2,492	3,083	2,880
Total shareholders’ equity	257,270	252,549	255,349
Total Liabilities and Shareholders’ Equity	$2,363,816	$2,334,472	$2,271,731

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2021	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	0.92%	0.92%	0.58%	0.66%	0.57%
Return on average equity (1)	7.42	8.38	5.07	5.98	4.79
Yield on earning assets (1)	3.57	3.69	4.01	3.72	4.03
Rate paid on average interest bearing liabilities	0.66	0.68	0.70	0.68	0.72
Interest rate spread - average during the period	2.91	3.01	3.31	3.04	3.31
Net interest margin (1)	3.17	3.29	3.59	3.31	3.60
Loan to deposit ratio	81.73	80.51	88.76	81.73	88.76
Efficiency ratio (2)	63.82	66.27	67.95	66.40	67.90
Charge-offs, net	$177	$(7)	$7	$170	$(4)

Per Share Data:
Shares outstanding at end of period	10,685,511	10,699,441	11,833,115	10,685,511	11,833,115
Average diluted shares outstanding	10,692,781	10,893,371	11,865,058	10,949,286	12,078,407
Diluted earnings per share	$0.51	$0.49	$0.27	$1.39	$0.76
Book value per share	24.08	23.60	21.58	24.14	21.58
Tangible book value per share (3)	19.79	19.28	17.56	19.79	17.56

Asset Quality Data:
Nonperforming assets to total assets (4)	0.35%	0.38%	0.35%
Nonperforming loans to total loans (5)	0.50%	0.55%	0.45%
Allowance for loan losses to nonperforming loans (5)	237.24%	194.44%	208.94%
Allowance for loan losses to total loans	1.05%	1.07%	0.93%
Classified assets (graded substandard and doubtful)	$14,526	$15,089	$12,536
Total accruing loans 30‑89 days past due	10,022	66	1,161
Total loans 90 days past due and still accruing	1,000	—	—
PPP loans to total loans (8)	6.88%	9.42%	8.25%
Loans with COVID-19 related payment modifications to total loans (8)	—%	0.24%	4.60%

Capital Ratios (6):
Tier 1 leverage ratio - Bank	10.63%	10.53%	9.94%
Common equity tier 1 - Bank	14.83%	15.15%	13.41%
Tier 1 capital ratio - Bank	14.83%	15.15%	13.41%
Total capital ratio - Bank	15.91%	16.27%	14.41%
Equity to total assets at end of period	10.88%	10.82%	11.24%

Loans:
Real estate	$1,346,686	$1,258,454	$1,363,816
Non-real estate	293,104	332,388	331,401
Nonaccrual loans	7,292	8,743	7,562
Mark to fair value at acquisition	(2,281)	(2,343)	(4,109)
Total Loans	1,644,801	1,597,242	1,698,670
Net deferred fees on loans (7)	(3,965)	(4,621)	(4,575)
Loans, net of deferred fees	$1,640,836	$1,592,621	$1,694,095

Other Data:
Number of full service offices	33	34	34
Number of full-time equivalent employees	305	308	312

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $4.0 million, $4.5 million and $4.1 million as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively, in fees related to the PPP loans with an estimated weighted average life of 2.9 years.
(8)	These ratios represent a non-GAAP financial measure. See also non-GAAP financial measures below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, PPP loans to total loans and loans with COVID-19 related payment modifications to total loans, all non-GAAP financial measures. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Management also believes that presenting PPP loans to total loans and loans with COVID-19 related payment modifications to total loans provides investors with useful information regarding our loan portfolio as the PPP loans are guaranteed by the SBA and the loans with COVID-19 related payment modifications, which are not required to be classified as TDRs, may carry additional credit risk. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2021	2021	2020

Tangible Book Value:
Total common shareholders’ equity	$257,270	$252,549	$255,349
less: Goodwill and other intangibles	45,780	46,233	47,593
Tangible common shareholders’ equity	$211,490	$206,316	$207,756

Total assets	$2,363,816	$2,334,472	$2,271,731
less: Goodwill and other intangibles	45,780	46,233	47,593
Total tangible assets	$2,318,036	$2,288,239	$2,224,138

Tangible equity to tangible assets	9.12%	9.02%	9.34%
Average equity to average assets	11.07%	11.18%	11.40%
Tangible book value per share	$19.79	$19.28	$17.56

	Non-GAAP Measures
	(Dollars in thousands)

	September 30,	June 30,	September 30,
	2021	2021	2020
Total loans (GAAP)	$1,644,801	1,597,242	$1,698,670
PPP loans to total loans:
Total PPP loans (non-GAAP)	113,223	150,401	140,209
PPP loans to total loans (Non-GAAP)	6.88%	9.42%	8.25%

Loans with COVID-19 related payment modifications to total loans:
Total payment modifications related to COVID-19, beginning balance (Non-GAAP)	$3,886	$31,984	$413,970
less: Total payment modifications related to COVID-19, returned to normal payments (Non-GAAP)	3,886	28,098	335,870
Total payment modifications related to COVID-19, ending balance (non-GAAP)	$—	$3,886	$78,100
Loans with payment modifications related to COVID-19 to total loans (Non-GAAP)	—%	0.24%	4.60%

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp